Alberta Securities Commission
410-310 5th Avenue S.W.
Calgary, Alberta T2P 3C4

British Columbia Securities Commission
791 West Georgia Street
P.O. Box 10142, Pacific Centre
Vancouver, BC V7Y 1L2

Commission des valeur mobilieres du Quebec
Stock Exchange Tower
800 Victoria Square
Box 246, 22nd Floor
Montreal, PQ H4Z 1G3

Manitoba Securities Commission
1130 - 405 Broadway
Winnipeg, MB R3C 3L6

Ontario Securities Commission
Suite 1800, Box 55
20 Queen Street West
Toronto, Ontario M5H 3S8

Dear Sirs:                                                   Re: FNX Mining Company Limited

Pursuant to National Policy No. 31, we confirm that we have read the Company's Notice of Change of Auditor dated November 6, 2003, and based upon our knowledge of the information at this date, we concur with the information contained therein.

                                                                                                                       Yours very truly,

R.J.W. Reid